Exhibit 10.2

THIRD AMENDMENT TO OFFICE LEASE

This Third Amendment to Office Lease (this "Third Amendment") is made and entered into by and between MADISON-OFC ONE MAIN PLACE OR LLC, a Delaware limited liability company ("Landlord"), and SCHRODINGER, INC., a Delaware corporation ("Tenant"), and will be effective as of the date that Landlord executes this Third Amendment as set forth on the signature page below.

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to the Office Lease with a reference date of July 30, 2008 (the "Existing Lease"), as originally entered into by and between One Main Place Portland – Oregon, Inc., a Maryland corporation ("Original Landlord"), and Tenant, as amended by the First Amendment to Office Lease dated as of October 27, 2014 (the "First Amendment"), by and between KBSII One Main Place, LLC ("Subsequent Landlord"), as successor-in-interest to Original Landlord, as amended by the Second Amendment to Office Lease by and between Tenant and Landlord dated December 10, 2018 (the "Second Amendment"); the Existing Lease together with the First Amendment and Second Amendment, the "Lease");

WHEREAS, pursuant to the Lease, Tenant leases from Landlord Suite 1300 (the "Suite 1300 Premises") and Suite 1400 (the "Suite 1400 Premises") on the 13th and 14th Floor of the building located at 101 S.W. Main Street, Portland, Oregon 97204 (the "Building"), as more fully set forth in the Lease;

WHEREAS, as of the date of this Third Amendment, the Suite 1300 Premises and the Suite 1400 Premises contain approximately 26,159 rentable square feet; and

WHEREAS, Landlord and Tenant desire to (A) expand the premises leased by Tenant by approximately 8,537 rentable square feet (based on ANSI Z65.1-2017 measurements) located on the 14th Floor of the Building known as Suite 1410 (the "Suite 1410 Expansion Premises"), as more particularly shown on the attached Exhibit A, and (B) make certain other revisions to the Lease, all subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Third Amendment, Landlord and Tenant agree as follows:

1.

Defined Terms.  Capitalized terms used but not specifically defined in this Third Amendment have the meanings given to them in the Lease.  Capitalized terms used but not specifically defined in any exhibit to this Third Amendment have the meanings given to them in this Third Amendment.

2.

Lease of Premises.  Subject to the terms and conditions set forth in this Third Amendment and in the Lease, Landlord hereby leases the Suite 1410 Expansion Premises to Tenant, and Tenant hereby leases the Suite 1410 Expansion Premises from Landlord.  From and after the Suite 1410 Expansion Commencement Date, all references in the Lease to the "Premises" will be deemed to refer to the Suite 1300 Premises, the Suite 1400 Premises, and the Suite 1410 Expansion Premises, collectively, and the Premises will be deemed to contain 34,696 rentable square feet.  All terms, covenants, and conditions of the Lease applicable to the Suite 1300 Premises and Suite 1400 Premises will apply to the Suite 1410 Expansion Premises, except as expressly set forth in this Third Amendment, and as to terms that are specific to the Suite 1300 Premises or Suite 1400 Premises as set forth in the Second Amendment.

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3.

Term and Commencement.  Unless sooner terminated as provided in this Third Amendment, the term of Tenant's lease of the Suite 1410 Expansion Premises shall commence (the "Suite 1410 Expansion Commencement Date") on the later of (a) August 1, 2021 (the "Anticipated Suite 1410 Expansion Commencement Date") and (b) the earlier to occur of (i) the date that the Expansion Premises Improvements have been Substantially Completed (as such terms are defined in the attached Exhibit B), and (ii) the date that the Expansion Premises Improvements would have otherwise been Substantially Completed (as reasonably determined by Landlord) but for the occurrence of any Tenant Delays. Landlord and Tenant anticipate that the term of the Suite 1410 Expansion Premises will commence on the Anticipated Suite 1410 Expansion Commencement Date, but the Anticipated Suite 1410 Expansion Commencement Date will in no event affect the actual Suite 1410 Expansion Commencement Date, which will be determined as set forth in this Section 3.

4.

Termination Date. The parties confirm that the term of the lease of the Suite 1300 Premises and Suite 1400 Premises expires September 30, 2026, and the parties agree that the term of the lease of the Suite 1410 Expansion Premises will be co-terminous with the expiration of the term of the lease of the Suite 1300 Premises and Suite 1400 Premises. The Annual Rent and Monthly Installments of Rent for the Suite 1300 Premises as set forth in Section 12 of the Second Amendment are hereby amended to replace the date "August 15, 2026" with "September 30, 2026."

5.

Early Entry.  Tenant and its authorized agents, contractors, subcontractors, consultants and employees are hereby granted a license by Landlord, beginning two (2) weeks prior to the Suite 1410 Expansion Commencement Date, to enter upon the Suite 1410 Expansion Premises at Tenant's sole risk and expense, other than Landlord's gross negligence or willful misconduct, for purposes of performing the installation of telecommunications wiring, fixtures, and equipment; provided, however, that (a) all obligations of Tenant under the Lease, as amended by this Third Amendment except with respect to the payment of rent with respect to the Suite 1410 Expansion Premises, shall apply during such early entry, (b) prior to any such entry, Tenant shall pay for and provide evidence of the insurance to be provided by Tenant pursuant to the provisions of Article 11 of the Existing Lease as though the Suite 1410 Expansion Premises were part of the Premises, (c) prior to such entry, Tenant shall have delivered to Landlord an executed original of this Third Amendment and payment in an amount equal to the Monthly Installment of Rent with respect to the Suite 1410 Expansion Premises for the first (1st) month of the term in which such Monthly Installment of Rent is due ($23,476.75) and (d) Tenant shall not interfere with the completion of the Landlord's Work in any material way provided that Tenant shall not be so delaying Landlord if Tenant corrects such underlying delay condition within one (1) business day after notice of same from Landlord.  Upon Tenant's breach of any of the foregoing conditions, Landlord may, in addition to exercising any of its other rights and remedies as expressly set forth in this Third Amendment, revoke such license upon notice to Tenant.

6.

Delay in Possession.  If Landlord cannot deliver exclusive possession of the Suite 1410 Expansion Premises to Tenant with all the Landlord's Work completed on or before the Anticipated Suite 1410 Expansion Commencement Date for any reason, Landlord shall not be subject to any liability therefor, and such failure shall not affect the validity of this Third Amendment, the Lease, or the obligations of Tenant hereunder. Tenant understands that, notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to deliver possession of the Suite 1410 Expansion Premises to Tenant for so long as Tenant fails to deliver to Landlord executed copies of policies of insurance, or certificates thereof, as such insurance is required under Article 11 of the Existing Lease.

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7.

Tenant Delays.  The Suite 1410 Expansion Commencement Date shall not be delayed or postponed due to Tenant Delays, the definition of which in the Lease shall apply with equal force with respect to the Suite 1410 Expansion Premises, and shall also include any and all delays due to the fault of Tenant, and the lease term for the Suite 1410 Expansion Premises, Tenant's obligations to pay Rent, and all of Tenant's other obligations under this Third Amendment shall commence upon the date that would have been the Suite 1410 Expansion Commencement Date but for Tenant Delays provided that no Tenant Delay shall be deemed to occur unless Landlord provides Tenant with notice of such delay and Tenant fails to cure same within one (1) business day after receipt of such notice.

8.

"AS-IS" Condition of Suite 1410 Expansion Premises.  Except as expressly set forth in this Third Amendment and the Work Letter attached as Exhibit B and made a part hereof, Tenant shall accept the Suite 1410 Expansion Premises from Landlord on the Suite 1410 Expansion Commencement Date vacant and free of occupancies and otherwise in its "AS-IS" condition and Tenant acknowledges and agrees that Landlord has no obligation to improve, alter, or remodel the Suite 1410 Expansion Premises in any manner whatsoever. The taking of possession or use of the Suite 1410 Expansion Premises by Tenant for any purpose (other than for purposes expressly contemplated by Section 5 above) shall conclusively establish that Tenant has inspected the Suite 1410 Expansion Premises, accepts them as being in good and sanitary order, condition, and repair, and accepts the Landlord's Work as complete, subject to completion of any Punch List Items noted by the parties.

9.

No Representations.  Tenant acknowledges that neither Landlord nor any of Landlord's agents has made any representation or warranty as to the suitability or fitness of the Suite 1410 Expansion Premises for the conduct of Tenant's business, including without limitation any representation or warranty regarding zoning or other land-use matters, or for any other purpose, and that neither Landlord nor any of Landlord's agents has agreed to undertake any alteration or addition or construct any tenant improvement to the Suite 1410 Expansion Premises except as expressly provided in this Third Amendment.

10.

Security Deposit.  Landlord currently holds a Security Deposit from Tenant in the amount of $250,000 in accordance with the Lease.  At any time from and after the execution of this Third Amendment, Tenant shall provide Landlord with a Letter of Credit in the amount of $120,058.49, which shall be the total Security Deposit required to be delivered by Tenant under the Lease until the Expiration Date, and within five (5) business days after Landlord's receipt of such Letter of Credit, Landlord shall return the Second SLOC (as defined in Section 10 of the Second Amendment) to Tenant together with a letter authorizing the termination thereof.

11.

Rent for Suite 1410 Expansion Premises.  In addition to the Monthly Installments of Rent applicable to the Suite 1300 Premises and Suite 1400 Premises as set forth in the Lease, the Monthly Base Rent set forth in the following schedule is applicable to the Suite 1410 Expansion Premises and will be due and payable by Tenant to Landlord in accordance with the terms of the Lease:

Months	Monthly Base Rent
Suite 1410 Expansion Commencement Date through expiration of the Suite 1410 Expansion Abatement Period (Months 1-5)	$23,476.75* per month
Months 6 through 12	$23,476.75 per month
Months 13 through 24	$24,181.05 per month
Months 25 through 36	$24,906.48 per month
Months 37 through 48	$25,653.68 per month

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Months	Monthly Base Rent
Months 49 though 60	$26,423.29 per month
Months 61 through September 30, 2026	$27,215.99 per month

*Subject to abatement in accordance with Section 12 below.

Tenant shall deliver to Landlord concurrently with Tenant's execution of this Third Amendment the payment of the Monthly Installment of Rent ($23,476.75) for the first month of the term for the Suite 1410 Expansion Premises for which Monthly Rent is payable.

From and after the Suite 1410 Expansion Commencement Date, all references in the Lease to the "Monthly Installment of Rent" will, subject to the abatement in accordance with Section 12 below, be deemed to collectively refer to the Monthly Installment of Rent for the Suite 1300 Premises, for the Suite 1400 Premises, and for the Suite 1410 Expansion Premises.

12.

Abatement Period.  Notwithstanding anything to the contrary contained in this Third Amendment and provided that no Event of Default then exists under the Lease, Tenant will not be required to pay any Monthly Installment of Rent with respect to the Suite 1410 Expansion Premises for the first five (5) full calendar months immediately following the Suite 1410 Expansion Commencement Date (the "Suite 1410 Expansion Abatement Period"). During the 1410 Expansion Abatement Period, Tenant will still be responsible for the payment of all its other monetary obligations under the Lease as amended by this Third Amendment, including all Monthly Installments of Rent not subject to abatement pursuant to this Section 12, as well as all additional rent with respect to the Suite 1300 Premises, the Suite 1400 Premises, or the Suite 1410 Expansion Premises. In the event of an Event of Default by Tenant under the terms of the Lease that results in termination of the Lease, then in addition to all other remedies available to Landlord under the Lease, as part of its damages, Landlord will be entitled to the immediate recovery, as of the day prior to such termination, of the unamortized amount of the Monthly Installments of Rent that were abated pursuant to this Section 12 (as amortized over the scheduled term of the Lease for the Suite 1410 Expansion Premises).  Further, if Tenant does not receive any portion of the foregoing abatement applicable to the Suite 1410 Expansion Premises by reason of an Event of Default and Tenant subsequently cures such Event of Default without the Lease being terminated, then Tenant shall upon such cure be entitled to receive the full amount of such abatements. Provided no Event of Default then exists under the Lease, Tenant may convert any portion of the amount of Monthly Installments of Rent to be abated pursuant to this Section 12, in the total amount of $117,383.75, into the Converted Rent-Abatement TI Allowance, as further described in the Work Letter attached as Exhibit B. Any amount of the Converted Rent-Abatement TI Allowance remaining after the completion of the Expansion Premises Improvements and any Existing Premises Improvements pursuant to the Work Letter shall by applied to abate the Monthly Installments of Rent, beginning with the earliest installment following the determination of same, with Tenant responsible for the balance of any Monthly Installment of Rent not fully abated by the remaining Converted Rent-Abatement TI Allowance and all Monthly Installments of Rent in full thereafter.

13.	Expenses, Taxes, and Insurance Costs.

(a)Tenant shall continue to pay Expenses, Taxes, and Insurance Costs for the Suite 1300 Premises and Suite 1400 Premises in accordance with the terms of the Lease. Additionally, commencing on the Suite 1410 Expansion Commencement Date, Tenant shall also pay Expenses, Taxes, and Insurance Costs for the Suite 1410 Expansion Premises.  With respect to the Suite 1410 Expansion Premises, the Base Year for each of Expenses, Taxes, and Insurance

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Costs will be the calendar year 2021.  Commencing on the Suite 1410 Expansion Commencement Date, Tenant's Proportionate Share of each of Expenses, Taxes, and Insurance Costs with respect only to the Suite 1410 Expansion Premises will be 2.575%. From and after the Suite 1410 Expansion Commencement Date, Tenant's obligations with respect to the payment of increases in Expenses, Taxes and Insurance Costs shall be determined separately under the Lease. For the avoidance of doubt, with respect to the Suite 1300 Premises, Tenant's Proportionate Share is 5.232% and the Base Year for each of Expenses, Taxes, and Insurance Costs is calendar year 2021, and with respect to the Suite 1400 Premises, Tenant's Proportionate Share is 2.656% and the Base Year for each of Expenses, Taxes, and Insurance Costs is calendar year 2019.

(b)The following language is hereby inserted at the end of the existing language in Section 4.1.2 of the Existing Lease:

For purposes hereof, cost savings in components of Expenses arising by reason of the cessation of use by tenants at the Building due to casualty, Unavoidable Delay, or other extraordinary circumstances are considered variable Expenses that shall be grossed up in Expenses, including in any applicable Base Year.  If Expenses for the Base Year for Expenses include amortized costs, or costs (including, but not limited to, costs of insurance, personnel, insurance, and increased or new services) relating to extraordinary circumstances, including, but not limited to, casualty, Unavoidable Delay, boycotts, strikes, conservation surcharges, embargoes or shortages, then at such time as such costs are no longer applicable, the increased Expenses attributable thereto shall be excluded from the Base Year for Expenses.

14.	Building Rules. The following language is hereby inserted at the end of the existing language in Article 16 of the Existing Lease:

Tenant's obligations under this section shall include without limitation, compliance with any reasonable health and safety rules and regulations imposed by Landlord in response to recommendations and requirements of applicable laws, such as wearing masks in common areas and other amenity areas of the Building provided same are applicable to all tenants of the Building.

15.	Casualty Event. A new Section 22.6 of the Existing Lease is hereby inserted to read in its entirety as follows:

Notwithstanding any contrary provision of this Article 22, the parties hereby agree as follows:  (i) the closure of the Project, the Building, the common areas, or any part thereof as mandated by the government to protect public health or safety shall not constitute a casualty for purposes of this Lease, (ii) casualty covered by this Article 22 shall require that the physical or structural integrity of the Premises, the Project, the Building, or the common areas is degraded as a direct result of such occurrence, and (iii) a casualty under this Article 22 shall not be deemed to occur merely because Tenant is unable to productively use the Premises if any of the events described in clause (i) have occurred without any part of the Premises, the Project or the Building or the common area being degraded as described in clause (ii) above have occurred.

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16.	OFAC. The second paragraph of Article 32 of the Existing Lease (as amended and restated by the Second Amendment) is hereby amended and restated in its entirety to read as follows:

Tenant and Landlord each represents and warrants solely with respect to itself:

(i) that it is not a person and/or entity with whom United States Persons are restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. App. §5; any executive orders promulgated thereunder; any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control ("OFAC") (including those persons and/or entities named on the SDN List); or any other applicable law of the United States and is and shall remain in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders").

(ii)that no person and/or entity who is named on the SDN List has any direct interest in Landlord or Tenant with the result that the direct investment in Landlord or Tenant is prohibited by any applicable law of the United States.

(iii)that none of the funds of Tenant or Landlord have been derived from any unlawful activity with the result that the direct investment in Tenant is prohibited by applicable law of the United States. Tenant and Landlord each represents and warrants that it is not in violation of the U.S. Federal Bank Secrecy Act, as amended by Title III (the "International Money Laundering Abatement and Financial Anti-Terrorism Act") of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act"), Public Law 107-56; its implementing regulations promulgated by the U.S. Department of Treasury Financial Crimes Enforcement Network ("FinCEN") (31 CFR Part 103); or any other anti-money laundering law of the United States.

(iv)it is not and will not become owned or controlled by, nor act for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders; is not knowingly engaged in, and will not knowingly engage in, any dealings or transactions or be otherwise associated with such persons or entities on the Lists or that has been determined by competent authority to be subject to the prohibitions contained in the Orders; and agrees to cooperate with the other party in providing such additional information and documentation on its legal or beneficial ownership, policies, procedures and sources of funds as the other party reasonably deems necessary or prudent solely to enable it to comply with Orders or anti-money laundering laws as now in existence or hereafter amended.

Any breach or violation by Tenant of this Section 32 shall, at Landlord's option, constitute an Event of Default by Tenant under this Lease.

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17.	ERISA. Article 41 of the Existing Lease is hereby amended and restated as follows:

ERISA.  Tenant agrees that neither the Lease nor any transactions relating to the Lease will cause a non-exempt "prohibited transaction" under ERISA or any similar law or rule applicable to governmental plans (as defined under Section 3(32) of ERISA).  Tenant represents and warrants that (a) it is not now nor shall it ever be during the term of the Lease (i) an employee benefit plan as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA; or (ii) a benefit plan investor (within the meaning of Section 3(42) of ERISA); and (b)  it does not nor shall it ever hold during the term of the Lease "plan assets" within the meaning of the Department of Labor Regulations at Section 2510.3-101 or the assets of any "governmental plan" as defined under Section 3(32) of ERISA.

18.	Unavoidable Delay. A new Article 42 of the Existing Lease is hereby inserted to read in its entirety as follows:

UNAVOIDABLE DELAY. Except for the monetary obligations of Tenant under this Lease, neither party shall be chargeable with, liable for, or responsible to the other for anything or in any amount for any Unavoidable Delay and any Unavoidable Delay shall not be deemed a breach of or default in the performance of this Lease, it being specifically agreed that any time limit provision contained in this Lease (other than the scheduled expiration of the Term) shall be extended for the same period of time lost by Unavoidable Delay. As used herein, "Unavoidable Delay" means "any delays which are beyond a party's reasonable control, including, but not limited to, delays due to inclement weather, strikes, acts of God, inability to obtain labor or materials, inability to secure governmental approvals or permits, governmental restrictions, civil commotion, fire, earthquake, explosion, flood, hurricane, the elements, or the public enemy, action or interference of governmental authorities or agents, war, invasion, insurrection, rebellion, riots, lockouts, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, and other significant public health risk), changes in applicable laws (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Landlord or Tenant, or their respective agents, contractors or employees from accessing or using all or part of the Premises, Building, or Project), any national or regional emergency, breaches in cybersecurity, or any other cause whether similar or dissimilar to the foregoing which is beyond a party's reasonable control, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph; provided however, that in no event shall any of the foregoing (A) ever apply with respect to the payment of any monetary obligation, (B) be grounds for Tenant to abate any portion of Rent due pursuant to this Lease, or entitle either party to terminate this Lease, except as expressly allowed pursuant to Sections 22 or 23 of this Lease, (C) excuse Tenant's obligations under Section 1.1 of this Lease."

19.	Expansion Option Applicable. The parties hereby agree that the term "Future Expansion Space" as used in the Expansion Option attached as Exhibit D to the Second Amendment means, after the

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date of this Third Amendment, all or any portion of the 12th Floor or 15th Floor that becomes vacant during the term of the lease of the Suite 1300 Premises, Suite 1400 Premises and the Suite 1410 Expansion Premises.  Tenant acknowledges that it has no rights to expand the Premises except pursuant to this Section 19 of the Third Amendment.

20.

Tenant Improvements.  The obligations of Landlord and Tenant with respect to the improvements to the Suite 1410 Expansion Premises, and in certain instances, the Suite 1300 Premises and Suite 1400 Premises are set forth in the Work Letter attached as Exhibit B.  Landlord and Tenant hereby acknowledge that all Expansion Premises Improvements and any Existing Premises Improvements under this Third Amendment are and shall be the property of Landlord from and after their installation provided that, to the extent Tenant paid for same, Tenant shall be entitled to the income tax benefits with respect to same.  Further, Landlord and Tenant hereby acknowledge that Tenant may install its own security system in the Suite 1410 Expansion Premises at Tenant's sole expense, provided that any security system installed by Tenant must be connected to and in compliance with the Building fire-control system and all applicable codes or regulations of any government or regulatory body.

Tenant understands and acknowledges, consistent with Section 19 of the Second Amendment which applies with equal force to the Suite 1410 Expansion Premises, that all contractors and subcontractors retained by Landlord to perform any work or services at the Building, including for the construction of the Expansion Premises Improvements in the Suite 1410 Expansion Premises or any Existing Premises Improvements, shall be signatory to a union collective bargaining agreement.

21.

Parking.  Effective as of the Suite 1410 Expansion Commencement Date, the number of parking passes set forth on the Reference Page of the Existing Lease is hereby amended to be 34 parking passes (that is, one parking pass per 1,000 rentable square feet leased by Tenant in the Building).  All terms set forth in Article 30 of the Existing Lease will apply to such parking passes.  As of the effective date of this Third Amendment, the monthly rate for each parking pass is $245.

22.

Renewal Option Applicable. The parties hereby confirm that the Renewal Option attached as Exhibit C to the Second Amendment applies to the Suite 1410 Expansion Premises subject to the terms and conditions contained therein.

23.

Condition of Building.  Notwithstanding anything to the contrary in the Existing Lease, Landlord shall maintain the Building as a Class A office building throughout the term of the Lease. Landlord represents that as of the Suite 1410 Expansion Commencement Date the foundation, core, exterior walls, plumbing, heating, air-conditioning and other mechanical and electrical systems of the Building will be in sanitary and good working order, condition, and repair.

24.

Waiver of Claims. As a material inducement to Landlord to enter into this Third Amendment, Tenant hereby releases Landlord from, and hereby waives, any and all losses, costs, damages, expenses, liabilities, claims and causes of action (collectively, the "Released Claims") arising from or related to Tenant's inability or limitation to conduct operations from the Premises as a result of any "shelter in place" orders or similar governmental directives, including, without limitation, any claims for, and/or rights of, termination of the Lease and/or abatement, offset and/or deferral of Rent under the Lease, at law and/or in equity related to the inability of Tenant to conduct operations from the Premises as a result of any "shelter in place" orders or similar governmental directives related thereto.

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25.	Time of the Essence. Time is of the essence with respect to the obligations to be performed by the parties under the terms of this Third Amendment.
26.

Modification and Reaffirmation.  Landlord and Tenant hereby reaffirm, ratify, confirm, and acknowledge their respective rights and obligations under the Lease (including without limitation those arising by virtue of this Third Amendment) and agree to continue to be bound thereby and perform thereunder.  Except as modified by this Third Amendment, the terms of the Lease remain unchanged and in full force and effect.  In the event of any conflict between the terms contained in this Third Amendment and in the Lease, the terms of this Third Amendment will supersede and control the obligations and liabilities of the parties.  From and after the date of this Third Amendment, the term "Lease" as used in the Lease will mean the Lease as amended by this Third Amendment.

27.

Brokers.  Tenant represents and warrants to Landlord that Tenant has not had any dealing with any real estate broker, agent, or finder in connection with the negotiation of this Third Amendment or the introduction of the parties to the transaction that it contemplates, except for Nathan Sasaki of Apex Real Estate Partners ("Broker"), and that it knows of no other real estate broker, agent, or finder who is or might be entitled to a commission or fee in connection with this Third Amendment.  In the event of any additional claim for a broker's or finder's fee with respect to this Third Amendment, Tenant shall indemnify, defend, and hold Landlord harmless from and against such claim if it is based on any statement, representation, or agreement made by Tenant.  Landlord is responsible for the commissions due to Broker arising out of the execution of this Third Amendment in accordance with the terms of a separate written agreement between Broker and Landlord.

28.	Governing Law. This Third Amendment will be governed by and construed in accordance with the laws of the state of Oregon without regard to conflict-of-law principles.
29.

Counterparts.  This Third Amendment may be executed in counterparts, each of which will be effective as an original but which together will constitute the same instrument.  This Third Amendment may be signed by DocuSign, HelloSign or any other electronic or digital means and faxed or other electronically transmitted copies will be effective as originals.

[Signature page follows]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to be effective as of the day and year as set forth above.

LANDLORD:	TENANT:
MADISON-OFC ONE MAIN PLACE OR LLC, a Delaware limited liability company	SCHRODINGER, INC., a Delaware corporation
By: /s/ Erik M. Pentland Name: Erik M. Pentland Title: Director	By: /s/ Joel Lebowitz Name: Joel Lebowitz Title: Executive Vice President and Chief Financial Officer
Date: May 6, 2021	Date: May 6, 2021

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EXHIBIT A

FLOOR PLAN OF SUITE 1410 EXPANSION PREMISES

This Exhibit A is attached to and made a part of the Third Amendment to Office Lease dated May 6, 2021, by and between MADISON-OFC ONE MAIN PLACE OR LLC, as Landlord, and SCHRODINGER, INC., as Tenant for the Premises.

A-1	238931-0027/4852-7699-3251.7

EXHIBIT B

WORK LETTER

This Work Letter (this "Agreement") is attached to and made a part of the Third Amendment to Office Lease dated May 6, 2021, by and between MADISON-OFC ONE MAIN PLACE OR LLC, as Landlord, and SCHRODINGER, INC., for the Premises.

1.This Agreement sets forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Suite 1410 Expansion Premises, and in the Suite 1300 Premises and the Suite 1400 Premises if Tenant elects to convert abated Monthly Installments of Rent to Converted Rent-Abatement TI Allowance (as defined below) pursuant to Section 12 of the Third Amendment to Office Lease.  All improvements described on Exhibit A attached to the Third Amendment to Office Lease, which include the removal of all hazardous materials, the supply and installation of Tenant's low voltage cabling and the $20,000 allowance for window film/graphics described on said Exhibit A in Suite 1410, to be constructed in and upon the Suite 1410 Expansion Premises by Landlord, are hereinafter referred to as the "Expansion Premises Improvements."  For the avoidance of doubt, the Expansion Premises Improvements shall not include, and Landlord shall have no obligation to provide, any improvement to the 13th Floor common area at Landlord’s expense. Provided Tenant is not then in default after the expiration of applicable cure periods, Landlord shall at Landlord’s sole cost and expense construct the Expansion Premises Improvements provided that if Landlord is not then constructing the Expansion Premises Improvements by reason of a default of Tenant, and Tenant subsequently cures such default without Landlord terminating the Lease, Landlord shall thereafter construct the Expansion Premises Improvements in accordance with the provisions of this Work Letter.  Landlord shall provide Tenant, at Tenant's cost but subject to a space planning allowance of $0.15/square foot of the Suite 1410 Expansion Premises, with preparation of a space plan for the Expansion Premises Improvements in the Suite 1410 Expansion Premises. If the space planning exceeds the space planning allowance, Tenant shall pay to Landlord such excess within thirty (30) days of receipt of Landlord's reasonably detailed invoice therefor.  Landlord shall enter into a direct contract for the Expansion Premises Improvements with a general contractor selected by Landlord to perform the Expansion Premises Improvements. Landlord acknowledges that the cost of the initial space plan was within the allowance provided by Landlord and any other space planning necessary to complete the Exhibit A improvements shall be at the cost of the Landlord including permits, fees and Landlord costs in section 3 below and any other architectural and engineering associated with the completion of the Expansion Premises Improvements with the exception of Tenant placement of FF&E per section 3 below.

2.Tenant shall have the option to convert any or all of the abated Monthly Installments of Rent, in the total amount of $117,383.75, into a credit to be applied to any portion of the cost of the Expansion Premises Improvements for which Tenant is responsible under this Agreement or to the cost of improvements to the Suite 1300 Premises or the Suite 1400 Premises (collectively, the "Existing Premises Improvements"), such total amount of $117,383.75 being referred to herein as the "Converted Rent-Abatement TI Allowance." Landlord shall enter into a direct contract for the Existing Premises Improvements with a general contractor selected by Landlord to perform the Existing Premises Improvements, which may be the same contract as for the construction of the Expansion Premises Improvements. The Expansion Premises Improvements, together with any Existing Premises Improvements are collectively "Landlord's Work."

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3.Landlord shall, at its cost, cause to be prepared the final architectural, electrical and mechanical construction drawings, plans and specifications (called "Plans") necessary to construct the Expansion Premises Improvements, and any Existing Premises Improvements requested by Tenant, which Plans shall be mutually and reasonably approved by Landlord and Tenant.  The Plans shall also include an estimate of the costs of the Expansion Premises Improvements and any Existing Premises Improvements (the "Estimate Amount").  Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, functionality of design, the configuration of the Suite 1410 Expansion Premises and the placement of Tenant's furniture, appliances and equipment, and any requested Existing Premises Improvements in the Premises).  Tenant shall promptly furnish complete information concerning its requirements to the responsible architect and engineers as and when requested by them.  Tenant covenants and agrees to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans on or before the fifth business day following mutual execution of this Agreement (the "Plans Due Date").  Time is of the essence in respect of the review and approval of the Plans by Tenant.  If the Plans are not fully completed and approved by the Plans Due Date, as a result of any delay by Tenant with respect to the review and approval of the Plans, Tenant shall be responsible for one day of delay for each day during the period beginning on the day following the Plans Due Date and ending on the date the completed Plans are approved.  The word "architect" as used in this Agreement shall include an interior designer or space planner.

4.If Landlord's estimate of the cost of the Expansion Premises Improvements is greater than what such Expansion Premises Improvements would cost using building standard materials and finishes that are of the same and/or similar quality to those of the Suite 1300 Premises and Suite 1400 Premises (except as specifically noted in Exhibit A (attached to the Third Amendment to Office Lease)), as determined in Landlord's sole, but reasonable discretion,  prior to commencing any construction of Expansion Premises Improvements, Landlord shall submit to Tenant a written estimate setting forth the anticipated increased cost of the Expansion Premises Improvements, including but not limited to labor and materials, contractor's fees and permit fees, Tenant being solely responsible for any increase in costs that in Landlord's sole, but reasonable discretion results from use of materials other than building standard materials, provided that Tenant may use the Converted Rent-Abatement TI Allowance to satisfy such costs. Landlord acknowledges Tenant's current finishes in Suite 1300 and Suite 1400 are within building standard materials and finishes.  Such estimate shall also include the cost of any Existing Premises Improvements requested by Tenant, Tenant being solely responsible for any such costs not satisfied by the Converted Rent-Abatement TI Allowance. Within five (5) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the increased cost estimate, or specify its objections thereto and any desired changes to the proposed Expansion Premises Improvements or Existing Premises Improvements.  If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.  The "Approved Estimate Amount" shall be the estimate approved by Tenant under this Section 4.  Tenant shall pay Landlord any portion of the Approved Estimate Amount arising from or relating to use of materials other than building standard materials or the cost of Existing Premises Improvements being in excess of the Converted Rent-Abatement TI Allowance within thirty (30) days of receipt of Landlord's reasonably detailed invoice therefor.

5.Following approval of the Plans, Landlord shall cause the Expansion Premises Improvements and any Existing Premises Improvements to be constructed in accordance with the approved Plans (except for required field changes).  Landlord shall notify Tenant in writing of Substantial Completion (hereinafter defined) of the Expansion Premises Improvements and Existing Premises Improvements.

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6.If, as a result of (i) any change to the Plans requested or approved by Tenant or (ii) any delay resulting from Tenant's failure to timely respond to Landlord's request to change or alter the Plans, the actual cost of construction shall exceed the Approved Estimate Amount (such amounts exceeding the Approved Estimate Amount being referred to herein as the "Excess Costs"), Tenant shall pay to Landlord such Excess Costs within thirty (30) days of receipt of Landlord's reasonably detailed invoice therefor, less any available Converted Rent-Abatement TI Allowance from which such Excess Costs may be satisfied.  The statements of costs submitted to Landlord by Landlord's contractors shall be conclusive for purposes of determining the actual cost of the items described therein.  If the actual cost of construction shall exceed the Approved Estimate Amount other than as a result of (i) any change to the Plans requested or approved by Tenant or (ii) any delay resulting from Tenant's failure to timely respond to Landlord's request to change or alter the Plans, Landlord is responsible for any resulting Excess Costs.

7.If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord and Tenant, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the reasonable cost thereof upon demand to the extent that the cost of performing such revisions cause the cost of Expansion Premises Improvements or Existing Premises Improvements to exceed the Approved Estimate Amount, less any available Converted Rent-Abatement TI Allowance from which such costs may be satisfied.  If Landlord shall request any change, addition or alteration in any of the Plans after approval by Landlord and Tenant, Tenant shall have the right to review and approve same, and upon Tenant's approval, Landlord shall have such revisions to the drawings prepared at Landlord's sole cost and expense provided that Tenant shall have no obligation to approve of such Landlord-requested changes.  Promptly upon completion of the revisions (whether requested by Tenant or Landlord), Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion.  Tenant, within five (5) business days, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion.  If Tenant fails to deliver notice of its decision within the applicable timeframe, it shall be deemed to have rejected the change, addition or alteration.  If such revisions result in higher actual construction costs which exceed the Approved Estimate Amount, such increased estimate or costs shall be deemed Excess Costs pursuant to Section 6 hereof and Tenant shall pay such Excess Costs upon demand.

8.Upon Substantial Completion of the Expansion Premises Improvements and any Existing Premises Improvements, Landlord and Tenant will jointly inspect the Expansion Premises Improvements and any Existing Premises Improvements.  Based upon the joint inspection, Landlord and Tenant will jointly prepare a formal list of minor construction deficiencies (the "Punch List Items").  Landlord shall have 60 days after Substantial Completion to complete the Punch List Items.  Once Landlord has completed the Punch List Items to Tenant's reasonable satisfaction, the Expansion Premises Improvements and any Existing Premises Improvements shall be complete.  "Substantial Completion" and "Substantially Completed" mean, with respect to the work under this Agreement that such work has been fully completed except for minor details of construction, mechanical adjustments or decoration which do not materially interfere with Tenant's use and enjoyment of the Premises (items normally referred to as "punch list" items), all as reasonably determined by Landlord and that Tenant may lawfully occupy such space for its intended purposes.

9.Any and all amounts payable by Tenant under this Agreement constitute rent payable pursuant to the Lease, and the failure to timely pay same constitutes a default under the Lease.

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10.Tenant shall reasonably cooperate with Landlord and its building manager, project manager, and contractors during the course of construction of the Expansion Premises Improvements and any Existing Premises Improvements.  The parties hereby agree that there shall be no abatement of Rent and, except for the gross negligence or willful misconduct of Landlord, no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the construction and design of the Expansion Premises Improvements or Existing Premises Improvements; provided, however, that Landlord shall exercise commercially reasonable efforts to construct the Expansion Premises Improvements and Existing Premises Improvements after normal business hours.

11.This Agreement shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

[signature page follows]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement to be effective as of the day and year as set forth above.

LANDLORD:	TENANT:
MADISON-OFC ONE MAIN PLACE OR LLC, a Delaware limited liability company	SCHRODINGER, INC., a Delaware corporation
By:/s/ Erik M. Pentland Name: Erik M. Pentland Title: Director	By:/s/ Joel Lebowitz Name: Joel Lebowitz Title: Executive Vice President and Chief Financial Officer
Date: May 6, 2021	Date: May 6, 2021

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